Exhibit 34.2

Report of Independent Registered Public Accounting Firm

The Board of Directors

The Bank of New York Mellon

BNY Mellon Trust of Delaware

The Bank of New York Mellon Trust Company, N.A.:

We have examined management of The Bank of New York Mellon (formerly The Bank of New York), BNY Mellon Trust of Delaware (formerly BNYM (Delaware)) and The Bank of New York Mellon Trust Company, N.A. (formerly The Bank of New York Trust, Company, N.A.), (collectively, the “Company”) assessment, included in the accompanying Management’s Assessment of Compliance with Applicable Servicing Criteria, that the Company complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for the publicly-issued (i.e., transaction-level reporting initially required under the Securities and Exchange Act of 1934, as amended) asset-backed securities issued on or after January 1, 2006 and like-kind transactions issued prior to January 1, 2006 that are subject to Regulation AB (including transactions subject to Regulation AB by contractual obligation) for which the Company provides trustee, securities administration, paying agent, or custodial services, as defined and to the extent applicable in the transaction agreements, other than residential mortgage-backed securities and other mortgage-related asset-backed securities (the Platform), except for servicing criteria 1122(d)(1)(iii), 1122(d)(1)(iv), 1122(d)(1)(v), 1122(d)(2)(iii), 1122(d)(4)(vi), 1122(d)(4)(vii), 1122(d)(4)(viii), 1122(d)(4)(x), 1122(d)(4)(xi), 1122(d)(4)(xii), 1122(d)(4)(xiii) and 1122(d)(4)(xiv), which the Company has determined are not applicable to the activities it performs with respect to the Platform, as of and for the twelve months ended March 31, 2017. With respect to applicable servicing criterion 1122(d)(4)(iii), the Company has determined that there were no activities performed during the twelve months ended March 31, 2017 with respect to the Platform, because there were no occurrences of events that would require the Company to perform such activities. The Company’s management is responsible for the Company’s assessment of compliance with the servicing criteria. Our responsibility is to express an opinion on management’s assessment about the Company’s compliance with the servicing criteria based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with attestation standards established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the examination to obtain reasonable assurance about whether management's assessment about compliance with the servicing criteria specified above is fairly stated, in all material respects. An examination involves performing procedures to obtain evidence about whether management's assessment is fairly stated, in all material respects. The nature, timing, and extent of the procedures selected depend on our judgment, including an assessment of the risks of material misstatement of management's assessment, whether due to fraud or error. Our examination included testing selected asset-backed transactions and securities that comprise the Platform, testing selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that the evidence we obtained is sufficient and appropriate to provide a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

As described in the accompanying Management’s Assessment of Compliance with Applicable Servicing Criteria, for servicing criterion 1122(d)(2)(vi), the Company has engaged a vendor to perform the activities required by this servicing criterion. The Company has determined that this vendor is not considered a “servicer” as defined in Item 1101(j) of Regulation AB, and the Company has elected to take responsibility for assessing compliance with the servicing criterion applicable to this vendor as permitted by the SEC’s Compliance and Disclosure Interpretation (“C&DI”) 200.06, Vendors Engaged by Servicers (C&DI 200.06). As permitted by C&DI 200.06, the Company has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendor’s activities comply in all material respects with the servicing criterion applicable to the vendor. The Company is solely responsible for determining that it meets the SEC requirements to apply C&DI 200.06 for the vendor and related criterion as described in its assessment, and we performed no procedures with respect to the Company’s eligibility to apply C&DI 200.06

In our opinion, management’s assessment that the Company complied with the aforementioned servicing criteria, including servicing criterion 1122(d)(2)(vi) for which compliance is determined based on C&DI 200.06 as described above as of and for the twelve months ended March 31, 2017 is fairly stated, in all material respects.

/s/ KPMG LLP

Chicago, Illinois
May 31, 2017